February 21, 1995

Securities and Exchange Commission
Division of Corporate Finance
500 North Capitol Street
Washington, D.C. 20549

     Re:     Piggly Wiggly Alabama Distributing Co., Inc.
             File Number 33-19645
             Schedule 13G

Gentlemen:

     Enclosed please find Schedule 13G's being filed on behalf of
R. Merrill Dobbs, Mary Hardin, Mary Lee Hardin and Elisabeth Hardin reflecting their beneficial ownership of common stock of Piggly Wiggly Alabama Distributing Co., Inc. as of December 31, 1994. As required, six copies of each filing are enclosed. The number of shares owned by these individuals did not change from their previous 13G report. A change in the percent of class outstanding for these individuals as previously reported did result, but this change resulted solely from a change in the aggregate number of securities outstanding.

     All individuals have previously filed Schedule 13G's with our office and paid the $100 filing fee.

     Although these reports are being filed late due to the inadvertence of the undersigned, we respectfully request that the same be accepted for filing. Please let me know if you have any questions regarding the enclosed.

                                          Yours very truly,

                                          SPAIN & GILLON

                                          By: John P. McKleroy, Jr.


Item 1(a)       Name of Issuer:

                Piggly Wiggly Alabama Distributing Co., Inc.

Item 1(b)       Address of Issuer's Principal Executive Offices:

                P.O. Box 2400
                2400 J. Terrell Wooten Drive
                Bessemer, Alabama 35020

Item 2(a)       Name of Person Filing:

                R. Merrill Dobbs

Item 2(b)       Address of Principal Business Office or, if none, Residence:

                Mr. R. Merrill Dobbs
                P.O. Box 935
                Calhoun, GA 30703

Item 2(c)       Citizenship:

                R. Merrill Dobbs - Georgia resident

Item 2(d)       Title of Class of Securities:

                Common Stock

Item 2(e)       CUSIP Number:

                None Assigned

Item 3 If this statement if filed pursuant to Rules 13d-1(b), or 13(d)-2(b), check whether the person filing is a:

                N/A

Item 4          Ownership:

                (a) Amount Beneficially Owned:

                    R. Merrill Dobbs - 4,134 shares

                (b) Percent of Class:

                    R. Merrill Dobbs - 4.8%

                (c) Number of shares as to which such person has:

                    (i) Sole power to vote or to direct the vote -

                        R. Merrill Dobbs - 4,134 shares

                   (ii) Shared power to vote or to direct the vote --

                        R. Merrill Dobbs - 0 shares

                  (iii) Sole power to dispose or to direct the disposition of --

                        R. Merrill Dobbs - 4,134 shares

                   (iv) Shared power to dispose or to direct the disposition
                        of --

                        R. Merrill Dobbs - 0 shares

Item 5          Ownership of Five Percent or Less of a Class.

                N/A

Item 6          Ownership of More than Five Percent on Behalf of Another Person.

                N/A

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

                N/A

Item 8          Identification and Classification of Members of the
                Group.

                N/A

Item 9          Notice of Dissolution of Group.

                N/A

Item 10         Certification.

                N/A

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 15, 1995

                                     R. Merrill Dobbs

Item 1(a)       Name of Issuer:

                Piggly Wiggly Alabama Distributing Co., Inc.

Item 1(b)       Address of Issuer's Principal Executive Offices:

                P.O. Box 2400
                2400 J. Terrell Wooten Drive
                Bessemer, Alabama 35020

Item 2(a)       Name of Person Filing:

                Mary Hardin

Item 2(b)       Address of Principal Business Office or, if none, Residence:

                Ms. Mary Hardin
                P.O. Box 69
                Gadsden, Alabama 35999

Item 2(c)       Citizenship:

                Mary Hardin - Alabama resident

Item 2(d)       Title of Class of Securities:

                Common Stock

Item 2(e)       CUSIP Number:

                None Assigned

Item 3 If this statement if filed pursuant to Rules 13d-1(b), or 13(d)-2(b), check whether the person filing is a:

                N/A

Item 4          Ownership:

                (a) Amount Beneficially Owned:

                    Mary Hardin - 5,366 shares

                (b) Percent of Class:

                    Mary Hardin - 6.3%

                (c) Number of shares as to which such person has:

                    (i) Sole power to vote or to direct the vote -

                        Mary Hardin - 0 shares

                   (ii) Shared power to vote or to direct the vote --

                        Mary Hardin - 5,366 shares

                  (iii) Sole power to dispose or to direct the disposition of --

                        Mary Hardin - 0 shares

                   (iv) Shared power to dispose or to direct the disposition
                        of --

                        Mary Hardin - 5,366 shares

Item 5          Ownership of Five Percent or Less of a Class.

                N/A

Item 6          Ownership of More than Five Percent on Behalf of Another Person.

                N/A

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

                N/A

Item 8          Identification and Classification of Members of the
                Group.

                N/A

Item 9          Notice of Dissolution of Group.

                N/A

Item 10         Certification.

                N/A
     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 17, 1995

                                     Mary Hardin

Item 1(a)       Name of Issuer:

                Piggly Wiggly Alabama Distributing Co., Inc.

Item 1(b)       Address of Issuer's Principal Executive Offices:

                P.O. Box 2400
                2400 J. Terrell Wooten Drive
                Bessemer, Alabama 35020

Item 2(a)       Name of Person Filing:

                Mary Lee Hardin

Item 2(b)       Address of Principal Business Office or, if none, Residence:

                Ms. Mary Lee Hardin
                P.O. Box 69
                Gadsden, Alabama 35999

Item 2(c)       Citizenship:

                Mary Lee Hardin - Alabama resident

Item 2(d)       Title of Class of Securities:

                Common Stock

Item 2(e)       CUSIP Number:

                None Assigned

Item 3 If this statement if filed pursuant to Rules 13d-1(b), or 13(d)-2(b), check whether the person filing is a:

                N/A

Item 4          Ownership:
                (a) Amount Beneficially Owned:

                    Mary Lee Hardin - 5,366 shares

                (b) Percent of Class:

                    Mary Lee Hardin - 6.3%

                (c) Number of shares as to which such person has:

                    (i) Sole power to vote or to direct the vote -

                        Mary Lee Hardin - 0 shares

                   (ii) Shared power to vote or to direct the vote --

                        Mary Lee Hardin - 5,366 shares

                  (iii) Sole power to dispose or to direct the disposition of --

                        Mary Lee Hardin - 0 shares

                   (iv) Shared power to dispose or to direct the disposition
                        of --

                        Mary Lee Hardin - 5,366 shares

Item 5          Ownership of Five Percent or Less of a Class.

                N/A

Item 6          Ownership of More than Five Percent on Behalf of Another Person.

                N/A

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

                N/A

Item 8          Identification and Classification of Members of the
                Group.

                N/A

Item 9          Notice of Dissolution of Group.
                N/A

Item 10         Certification.

                N/A

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 16, 1995

                                     Mary Lee Hardin

Item 1(a)       Name of Issuer:

                Piggly Wiggly Alabama Distributing Co., Inc.

Item 1(b)       Address of Issuer's Principal Executive Offices:

                P.O. Box 2400
                2400 J. Terrell Wooten Drive
                Bessemer, Alabama 35020

Item 2(a)       Name of Person Filing:

                Elisabeth Hardin

Item 2(b)       Address of Principal Business Office or, if none, Residence:

                Ms. Elisabeth Hardin
                P.O. Box 69
                Gadsden, Alabama 35999

Item 2(c)       Citizenship:

                Elisbeth Hardin - Alabama resident

Item 2(d)       Title of Class of Securities:

                Common Stock

Item 2(e)       CUSIP Number:

                None Assigned

Item 3 If this statement if filed pursuant to Rules 13d-1(b), or 13(d)-2(b), check whether the person filing is a:

                N/A

Item 4          Ownership:

                (a) Amount Beneficially Owned:

                    Elisabeth Hardin - 5,366 shares

                (b) Percent of Class:

                    Elisabeth Hardin - 6.3%

                (c) Number of shares as to which such person has:

                    (i) Sole power to vote or to direct the vote -

                        Elisabeth Hardin - 0 shares

                   (ii) Shared power to vote or to direct the vote --

                        Elisabeth Hardin - 5,366 shares

                  (iii) Sole power to dispose or to direct the disposition of --

                        Elisabeth Hardin - 0 shares

                   (iv) Shared power to dispose or to direct the disposition
                        of --

                        Elisabeth Hardin - 5,366 shares

Item 5          Ownership of Five Percent or Less of a Class.

                N/A

Item 6          Ownership of More than Five Percent on Behalf of Another Person.

                N/A

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

                N/A
Item 8          Identification and Classification of Members of the
                Group.

                N/A

Item 9          Notice of Dissolution of Group.

                N/A

Item 10         Certification.

                N/A

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 17, 1995

                                     Elisabeth Hardin